Exhibit 23.3

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

Cascade Microtech, Inc.

2430 NW 206th Avenue

Beaverton, OR 97006

We consent to your incorporation by reference of the audited financial statements of Gryphics, Inc. for the years ended December 31, 2006 and 2005 and the audit opinion letter of our firm dated February 19, 2007 on those statements in Amendment No. 1 to the Registration Statement on Form S-3 of Cascade Microtech, Inc. that you intend to submit to the SEC on September 12, 2007, and to the reference to our firm under the heading “Experts” in the prospectus forming Part I of such Registration Statement. Our consent applies only to this filing and we request that you obtain permission for any other use.

/s/    Cummings Keegan & Co., P.L.L.P.

St. Louis Park, Minnesota

September 12, 2007